Exhibit 10.1
Amendment and Termination of the

UAL Corporation 1995 Directors Plan

            By virtue and in exercise of the amending power reserved to the Board of Directors of UAL Corporation (the "Company") by Section 5 of the UAL Corporation 1995 Directors Plan (the "Plan"), the Plan is amended as follows:

            1. Section 2 is amended by adding a new Subsection 2.3 to read as follows:

"2.3 Termination of Deferred Stock Units Awards. Effective October 27, 2005, Outside Directors will no longer be awarded Deferred Stock Units under Section 2.2."             2. Section 4 is amended by adding a new Subsection 4.7 to read as follows: "4.7 Termination of Right to Make Deferral Elections. Effective January 1, 2005, Outside Directors will cease to have the right to make a 'Deferral Election' under Section 4.1 or a 'Stock Deferral Election' under Section 4.2. Deferral Elections that were effective prior to 2005 will continue until terminated in accordance with Section 4.1 or Section 4.2."             3. Effective as of January 1, 2005 a new Section 6, Compliance with Code section 409A, is added to read as follows: "Section 6. Compliance with Code section 409A

6.1 Application. This Section 6 applies to amounts which are deferred, or Deferred Stock Unit awards made, under this Plan after December 31, 2004, including earnings adjustments thereon (referred to as 'Section 409A Deferrals').

6.2 Requirements Applicable to Section 409A Deferrals.

(a) The Distribution Date for all Section 409A Deferrals is the earlier of an Outside Director's death or 'separation from service' (as defined under Code section 409A).

(b) Notwithstanding Section 4.4, Section 409A Deferrals will be distributed in a single payment of cash.

(c) Distribution of an Outside Director's Section 409A Deferrals may not be accelerated unless such accelerated payment is permitted under Code section 409A or the guidance issued thereunder."

             4. Section 5 is amended by adding a new paragraph to the end of such Section to read as follows: "Upon the effective date of the Company's confirmed plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code, the Plan and any rights to receive Stock are terminated; provided, however, that Eligible Cash Fees which have been deferred under Section 4 and are not subject to an election to receive stock under Section 3.1 will continue to be due under the Plan and will be paid in accordance with the terms of the Plan."             IN WITNESS WHEREOF, the Company has caused this amendment to be executed on its behalf this 27th day of October, 2005.

UAL CORPORATION

By: /s/ Paul R. Lovejoy
 Name: Paul R. Lovejoy
                                    Title:   Senior Vice President, General Counsel
        and Secretary